EXHIBIT 2.1

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CORTEX PHARMACEUTICALS, INC.,

PIER ACQUISITION CORP.

AND

PIER PHARMACEUTICALS, INC.

AUGUST 10, 2012

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		21

4.1	Organization and Qualification; Subsidiaries	21
4.2	Certificate of Incorporation and By-laws; Corporate Books and Records	21
4.3	Capitalization	21
4.4	Authority	22
4.5	No Conflict; Required Filings and Consents	23
4.6	Permits; Compliance With Law	23
4.7	Financial Statements	24
4.8	Brokers	24
4.9	Absence of Certain Changes or Events	24
4.10	Employee Benefit Plans	24
4.11	Labor and Other Employment Matters	25
4.12	Tax Treatment	26
4.13	Contracts	26
4.14	Litigation	27
4.15	Environmental Matters	27
4.16	Intellectual Property	27
4.17	Regulatory Compliance	28
4.18	Taxes	29
4.19	Insurance	31
4.20	Vote Required	31
4.21	Transactions with Affiliates	31

ARTICLE V COVENANTS		31

5.1	Conduct of Business by Parent Pending the Closing	31
5.2	Conduct of Business by the Company Pending the Closing	34
5.3	Company Securityholder Approval	36
5.4	Access to Information; Confidentiality	36
5.5	Appropriate Action; Consents; Filings	36
5.6	Certain Notices	37
5.7	Public Announcements	37
5.8	Section 16 Matters	38
5.9	Indemnification of Directors and Officers	38
5.10	Officer’s Certificates	38
5.11	Takeover Statutes	39
5.12	Reorganization	39
5.13	Resale Registration Statement	39
5.14	Principal Executive Offices	42

ARTICLE VI CLOSING CONDITIONS		42

6.1	Conditions to Obligations of Each Party Under This Agreement	42
6.2	Additional Conditions to Obligations of Parent and Merger Sub	42
6.3	Additional Conditions to Obligations of the Company	44

ii

ARTICLE VII AMENDMENT AND WAIVER		45

7.1	Amendment	45
7.2	Waiver	45

ARTICLE VIII GENERAL PROVISIONS		46

8.1	Non Survival of Representations, Warranties and Agreements	46
8.2	Notices	46
8.3	Certain Definitions	47
8.4	Terms Defined Elsewhere	51
8.5	Headings	53
8.6	Severability	53
8.7	Entire Agreement	53
8.8	Assignment	53
8.9	Parties in Interest	53
8.10	Mutual Drafting	54
8.11	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	54
8.12	Disclosure	55
8.13	Counterparts	55
8.14	Other Remedies; Specific Performance	55

LIST OF ANNEXES

Annex A	Directors of Parent

LIST OF EXHIBITS

Exhibit A	Form of Certificate of Incorporation of Surviving Corporation
Exhibit B	Form of Bylaws of Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 10, 2012 (the “Agreement Date”) by and among Cortex Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Pier Acquisition Corp, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Pier Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

RECITALS

A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”).

B. The Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger is in the best interests of their respective stockholders and have approved and declared advisable this Agreement and the Merger.

C. For United Stated federal income tax purposes, Parent, Merger Sub and the Company intend that (i) the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) this Agreement shall constitute a plan of reorganization for purposes of Sections 354 and 361 of the Code, and (iii) that each of Parent, Merger Sub and the Company shall be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

D. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with Delaware Law, Merger Sub, at the Effective Time, shall be merged with and into the Company. As a result of the Merger, the Surviving Corporation shall be a wholly owned subsidiary of Parent.

1.2 Closing. Subject to termination of this Agreement as provided in Article VII, the closing of the Merger (the “Closing”) shall take place on the first business day after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, or on such time or date as agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Suite

1600, Newport Beach, California 92660, unless another place is agreed to in writing by the parties hereto. As soon as practicable on or after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; By-laws. At the Effective Time, (i) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read in form and substance substantially the same as Exhibit A hereto and (ii) the By-laws of the Surviving Corporation shall be amended and restated in their entirety to read in form and substance substantially the same as Exhibit B hereto, in each case until thereafter changed or amended as provided therein or applicable Law.

1.5 Directors and Officers of Surviving Corporation. At the Effective Time, the directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of Merger Sub as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, as amended.

1.6 Directors. The parties will take all action necessary such that immediately following the Effective Time the Board of Directors of Parent shall consist of eight (8) members, which shall be those persons set forth on Annex A hereto (it being understood that prior to the Effective Time the persons set forth on Annex A hereto may only be changed by mutual written consent of the parties, which consent shall not be unreasonably withheld). The parties agree that the Chairman of the Board of Directors of Parent and the Chairman of the Nominating and Governance Committee of the Board of Directors of Parent shall be the persons designated on Annex A hereto and that the eight (8) persons set forth on Annex A hereto shall designate the committees of the Board of Directors to which each such director will initially belong provided; however that the parties agree to take such action as is necessary to cause persons designated by Parent to constitute a majority of the members of the Nominating and Governance Committee. The parties shall take such action as is necessary to structure the Board of Directors of Parent to satisfy applicable stock exchange and corporate governance requirements.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Series A Preferred Stock. Each share of Series A Preferred Stock, par value $0.001 per share, of the Company (“Company Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series A Preferred Stock to be cancelled pursuant to Section 2.1(c)), shall be converted, subject to Section 2.2(c), into the right to receive a number of shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”) as set forth on the Merger Consideration Spreadsheet. All such shares of Company Series A Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Series A Preferred Stock was converted in the Merger. Certificates previously representing shares of Company Series A Preferred Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and a check for any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2.

(b) Conversion of Company Common Stock. Each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(c)), shall be converted, subject to Section 2.2(c), into the right to receive a number of shares of Parent Common Stock as set forth on the Merger Consideration Spreadsheet. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Common Stock was converted in the Merger. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and a check for any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2.

(c) Cancellation of Certain Shares. Each share of Company Common Stock or Company Series A Preferred Stock held in the treasury of the Company or by any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(d) Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

2.2 Exchange of Certificates.

(a) Exchange Agent. Parent shall act as the “Exchange Agent”, for the benefit of the holders of shares of Company Common Stock and Company Series A Preferred Stock, for exchange in accordance with this Article II, of the certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1 and cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.2(e) (such certificates for shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) in exchange for all outstanding shares of Company Common Stock and Company Series A Preferred Stock. Parent shall deliver Parent Common Stock contemplated to be issued pursuant to Section 2.1 and the cash contemplated to be issued pursuant to Section 2.2(e) out of the Exchange Fund, and in accordance with the amounts set forth on the Merger Consideration Spreadsheet. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Parent, as Exchange Agent, shall mail or deliver to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Series A Preferred Stock (the “Certificates”) (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Parent and shall be in reasonable and customary form) and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to Parent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock or Company Series A Preferred Stock formerly represented by such Certificate (after taking into account all shares of Company Common Stock and Company Preferred Stock then held by such holder) as set forth in the Merger Consideration Spreadsheet, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock or Company Series A Preferred Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock or Company Series A Preferred Stock is presented to Parent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence reasonably satisfactory that any applicable stock transfer taxes, if any, have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c).

(c) Distributions with Respect to Unexchanged Shares of Company Common Stock or Company Series A Preferred Stock. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(d) Further Rights in Company Common Stock or Company Preferred Stock. All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock or Company Series A Preferred Stock or issued as Contingent Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock or Company Preferred Stock, as applicable.

(e) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of any fractional shares of Parent Common Stock that would otherwise be issued, each stockholder that would have been entitled to receive a fractional share of Parent Common Stock shall, upon proper surrender of the Certificates, receive a cash payment equal to such fraction multiplied by the Parent Common Stock Price.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock or Company Series A Preferred Stock for twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock or Company Series A Preferred Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(g) No Liability. None of the Company, the Surviving Corporation or Parent shall be liable to any holder of shares of Company Common Stock or the Company Series A Preferred Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the execution of an indemnity agreement against any claim that may be made against it with respect to such Certificate, Parent, as the Exchange Agent, will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(i) Withholding. Parent, as the Exchange Agent shall be entitled to deduct and withhold from the shares of Parent Common Stock otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Options, Company Warrants, Company Bridge Notes or Company Series A Preferred Stock such number of shares of Parent Common Stock with a fair market value equal to such amounts as Parent, as the Exchange Agent, is required to deduct and withhold under applicable Law with respect to the making of such payment (based on minimum applicable statutory withholding rates). Parent shall also be entitled to deduct and withhold from any cash compensation otherwise payable to any holder of Company Common Stock, Company Options, Company Warrants, Company Bridge Notes or Company Series A Preferred Stock pursuant to any agreement entered in connection with the Merger such amount as Parent is required to deduct and withhold under applicable Law with respect to the payment of shares of Parent Common Stock pursuant to this Agreement (based on minimum applicable statutory withholding rates). Parent shall ensure that an amount equal to the fair market value of any withheld shares of Parent Common Stock or any withheld cash amounts is paid over to the appropriate Governmental Entity by Parent or the Surviving Corporation on behalf of the holder of Company Common Stock, Company Options, Company Warrants, Company Bridge Notes or Company Series A Preferred Stock whose payments pursuant to this Agreement were subject to withholding in a timely manner. To the extent that shares of Parent Common Stock are so withheld by Parent as the Exchange Agent, and an amount equal to the fair market value of any withheld shares of Parent Common Stock paid over to the appropriate Governmental Entity by Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Company Options, Company Warrants, Company Bridge Notes or Company Series A Preferred Stock in respect of whom such deduction and withholding was made by Parent as the Exchange Agent.

2.3 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock and Company Series A Preferred Stock outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Delaware Law (“Appraisal Shares”) shall not be converted into a right to receive shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), unless such stockholder fails to perfect or withdraws or otherwise loses such stockholder’s right to appraisal. If, after the Effective Time such stockholder fails to perfect or withdraws or loses such stockholder’s right to appraisal, such shares of Company Common Stock or Company Series A Preferred Stock shall be treated as if they had been converted as of the Effective Time into the right to receive such consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock and Company Preferred Stock. The Company shall not settle, make any voluntary payments with respect to, or offer to settle, any claim with respect to dissenting shares without the consent of Parent.

2.4 Company Stock Plans.

(a) Restricted Shares. Immediately prior to the Effective Time, each share of Company Common Stock granted subject to time-based, performance or other vesting or lapse restrictions pursuant to any Company Stock Option Plan (as defined in Section 2.4(b) below) (each, a “Restricted Share”), that is outstanding and subject to such restrictions immediately prior to the Effective Time shall automatically vest, and the Company’s reacquisition right with respect to each Restricted Share shall lapse, and each Restricted Share, subject to this Article II (including Section 2.2(c) and Section 2.2(i)), shall be converted into the right to receive a number of shares of Parent Common Stock as set forth on the Merger Consideration Spreadsheet. All such Restricted Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Restricted Share was converted in the Merger. Certificates previously representing Restricted Shares shall be exchanged for certificates representing whole shares of Parent Common Stock and a check for any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2.

(b) Stock Options. Immediately prior to the Effective Time, all unexercised and unexpired options to purchase Company Common Stock (“Company Options”) then outstanding, under any stock option plan of the Company or any other plan, agreement or arrangement (the “Company Stock Option Plans”), whether or not then exercisable, shall vest and become exercisable. Each Company Option that is not exercised prior to the Effective Time shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of the Company Option or any other person, cancelled and converted into the right to receive a number of shares of Parent Common Stock as set forth on the Merger Consideration Spreadsheet. Such number of shares of Parent Common Stock shall be adjusted for any Taxes required to be withheld in accordance with Section 2.2(i). At or prior to the Effective Time, the Company and the Company Board shall adopt any resolutions and take any actions (including obtaining any consents) that may be necessary to effectuate the provisions of this Section 2.4(b).

2.5 Treatment of Company Warrants. Immediately prior to the Effective Time, and in accordance with its terms, each warrant to purchase shares of Company Series A Preferred Stock that is listed on Section 4.3(b) of the Company Disclosure Schedule (collectively, the “Company Warrants”) and that is issued and outstanding immediately prior to the Effective Time, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Warrant or any other person, cancelled and deemed to be converted into the right to receive from the Company a number of shares of Company Series A Preferred Stock, which in turn shall be converted into the right to receive a number of shares of Parent Common Stock as set forth on the Merger Consideration Spreadsheet. At or prior to the Effective Time, the Company and the Company Board shall adopt any resolutions and take any actions (including obtaining any consents) that may be necessary to effectuate the provisions of this Section 2.5.

2.6 Treatment of Company Bridge Notes. Immediately prior to the Effective Time, the unsecured convertible promissory notes in the aggregate principal amount of $800,000.00 issued by the Company pursuant to that certain Convertible Note Purchase Agreement, dated October 29, 2010 that are listed on Section 4.3 of the Company Disclosure Schedule (collectively, the “Company Bridge Notes”) and that are issued and outstanding immediately prior to the Effective Time, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holders of the Company Bridge Notes or any other person, cancelled and converted into the right to receive from the Company, in full satisfaction of the Company Bridge Notes (including all accrued interest), an aggregate number of shares of Parent Common Stock as set forth on the Merger Consideration Spreadsheet. At or prior to the Effective Time, the Company and the Company Board shall adopt any resolutions and take any actions (including obtaining any consents) that may be necessary to effectuate the provisions of this Section 2.6.

2.7 FIRPTA Certificate. At the Closing, the Company shall provide the Parent with a certificate in accordance with Treasury Regulations Section 1.1445-2(c)(3).

2.8 Contingent Payments.

(a) Additional Shares of Parent Common Stock. In addition to the merger consideration payable at Closing in accordance with this Article II, if any Post-Closing Parent Shares are issued, each Company Securityholder shall be entitled to receive additional shares of Parent Common Stock in an amount equal to the Contingent Shares at such times as set forth in this Section 2.8

(b) Option/Warrant Statement. Within fifteen (15) days after the end of each fiscal quarter, Parent shall provide the Equityholder Representative a statement of the calculation of the number of Post-Closing Parent Shares issued during such previous fiscal quarter, in reasonably sufficient detail to permit confirmation of the accuracy of such calculation by the Equityholder Representative. The Equityholder Representative shall thereafter provide to Parent an updated Merger Consideration Spreadsheet to reflect the number of Contingent Shares to be distributed to each Company Securityholder based on such statement. Parent shall issue to the Company Securityholders their respective number of Contingent Shares within ten (10) days of the delivery of the updated Merger Consideration Spreadsheet, subject to applicable securities laws. Parent shall keep complete and accurate records in all material respects pertaining to the issuance of Post-Closing Parent Shares, in sufficient detail to permit the Equityholder Representative to confirm the accuracy of calculation included in such quarterly statement. Parent shall permit an independent, certified public accountant designated by the Equityholder Representative and at the cost of the Company Securityholders, and reasonably acceptable to Parent to examine such records during Parent’s regular business hours for the purpose of verifying such quarterly statements.

2.9 Equityholder Representative. Within thirty (30) days following the Closing, Company Securityholders who are entitled to a majority of the Parent Common Stock issuable hereunder (excluding any Contingent Shares for purposes of such calculation) shall appoint a person or entity (the “Equityholder Representative”) to serve as an agent and attorney-in-fact for and behalf of all Company Securityholders to take any and all actions required or permitted to be taken by the Equityholder Representative hereunder. Parent shall be entitled to deal exclusively with the Equityholder Representative on all matters relating to this Agreement and any other related agreement. Parent shall be entitled to rely, without any investigation or inquiry, upon all actions taken by the Equityholder Representative as having been taken upon the due and valid authority of each of the Company Securityholders. Any action by the Equityholder Representative shall be conclusively deemed to be the action of the Company Securityholders, and neither Parent, the Surviving Corporation nor any of their respective affiliates shall have any liability or responsibility to any Company Securityholder for any action taken in reliance thereon. Neither Parent, the Surviving Corporation nor any of their respective affiliates will have any liability or obligation arising out of the acts or omissions of the Equityholder Representative or any disputes between any Company Securityholder and the Equityholder Representative. Parent may rely entirely on its dealings with, and notices to and from, the Equityholder Representative to satisfy any obligations Parent might have to any Company Securityholder under this Agreement or any other related agreement or with respect to the transactions contemplated hereby. Without limiting the foregoing, delivery of any Contingent Shares and any other amounts in accordance with the Merger Consideration Spreadsheet or any updated Merger Consideration Spreadsheet will extinguish any obligations of Parent to the Securityholders with respect to such payments and the Post-Closing Parent Shares to which they may relate, and Parent will have no liability for any act or omission of the Equityholder Representative with respect to such payments or with respect to any of the calculations set forth in the Merger Consideration Spreadsheet or any updated Merger Consideration Spreadsheet.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), which identifies exceptions by specific section references (provided, that any matter disclosed in any section of the Parent Disclosure Schedule shall be considered disclosed for other sections of the Parent Disclosure Schedule, but only to the extent such matter on its face would be reasonably expected to be pertinent to a particular section of the Disclosure Schedule in light of the disclosure made in such section) or (ii) as otherwise set forth in the Parent SEC Filings (other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures included therein to the extent that they are forward-looking in nature) provided, further, that, with respect to the Parent SEC Filings, for any such disclosure to be deemed disclosed, the relevance of the disclosure in such Parent SEC Filing to the representations and warranties in this Article III must be reasonably apparent, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

3.1 Organization and Qualification; Subsidiaries. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of Parent has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Parent and each of its Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. Section 3.1 of the Parent Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Parent. Except as set forth in Section 3.1 of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries holds an Equity Interest in any other person.

3.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of Parent’s Second Restated Certificate of Incorporation (the “Parent Certificate”) and Amended and Restated By-laws (the “Parent By-laws”) that are listed as exhibits to Parent’s Form 10-K for the year ended December 31, 2011 (the “Parent Form 10-K”) are complete and correct copies thereof as in effect on the date hereof. Parent is not in violation of any of the provisions of the Parent Certificate or Parent By-laws. True and complete copies of all minute books of Parent for the last three (3) years have been made available by Parent to the Company.

3.3 Capitalization.

(a) As of the Agreement Date, the authorized capital stock of Parent consists of 205,000,000 shares of Parent Common Stock of which, 85,623,663 shares are issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”) of which, 1,250,000 share have been designated as 9% Cumulative Convertible Preferred Stock (“9% Preferred Stock”), none of which are issued and outstanding; 37,500 shares have been designated as Series B Convertible Preferred Stock (“Series B Preferred Stock”), all of which are issued and outstanding and were validly issued and fully paid, nonassessable and free of preemptive rights; 205,000 shares have been designated as Series A Junior Participating Preferred Stock (“Series A Junior Participating Preferred Stock”), none of which are issued and outstanding; and 3,507,500 shares of Parent Preferred Stock which are undesignated. As of the Agreement Date, no shares were held in treasury, (A) 10,730,856 shares of Parent Common Stock were issuable upon exercise of options to purchase Parent Common Stock (“Parent Options”) outstanding on such date, (B) 4,250,136 shares of Parent Common Stock were reserved for future issuance under Parent Stock Option Plans, and (C) 22,739,759 shares of Parent Common Stock were issuable upon exercise of all outstanding warrants to purchase Equity Interests of Parent (“Parent Warrants”). All of the outstanding shares of capital stock have been issued in material compliance with federal and state securities laws.

(b) As of the Agreement Date, except for (i) Parent Options, (ii) the conversion rights of the Series B Preferred Stock, and (iii) Parent Warrants, there were no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of Parent or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating Parent or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Parent or any of its Subsidiaries. The Parent has previously provided the Company with a true and complete list, as of the date hereof, of all Parent Options outstanding under the Parent Stock Option Plans, the prices at which such outstanding Parent Options may be exercised and the vesting schedule of the Parent Options. All shares of Parent Common Stock subject to issuance under Parent Stock Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c) As of the Agreement Date there are no outstanding contractual obligations of Parent or any of its Subsidiaries (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Parent Common Stock or any capital stock of, or other Equity Interests in, Parent or any of its Subsidiaries. Each outstanding share of capital stock of each Subsidiary of Parent is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Parent or another of its Subsidiaries, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent’s or such other of its Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of Parent or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other person, other than guarantees by Parent of any indebtedness or other obligations of any wholly-owned Subsidiary.

(d) Parent does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Parent does not have a stockholder rights plan which is currently in effect.

(e) None of the Merger or other transactions contemplated hereby will result in an acceleration of vesting, or modification of vesting terms, with respect to any Parent Options.

3.4 Authority.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of Parent (the “Parent Board”), by resolutions duly adopted by unanimous vote of the disinterested directors present at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Parent Board Approval”), has duly (i) declared that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of Parent and its stockholders, and (ii) approved and adopted this Agreement, and the transactions contemplated hereby (including the Merger). Parent Board Approval constitutes approval of this Agreement and the Merger as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Section 203 of Delaware Law.

(c) Merger Sub’s Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of Parent, as Merger Sub’s sole stockholder, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) recommended that Parent approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, (A) conflict with or violate any provision of the Parent Certificate or Parent By-laws or any equivalent organizational documents of any of its Subsidiaries (including Merger Sub), (B) (assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any of its Subsidiaries pursuant to, any Contract, Parent Permit or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the Securities Act, applicable Blue Sky Law and the filing and recordation of the Certificate of Merger as required by Delaware Law and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

3.6 Permits; Compliance With Law. Parent and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, orders, consents, registrations, approvals and clearances of any Governmental Entity (collectively, “Parent Permits”), including all Parent Permits under the Federal Food, Drug, and Cosmetic Act of 1938, as amended (the “FDCA”) and the regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted and all such Parent Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect. No Parent Permit is subject to termination as a result of the execution of this Agreement. None of Parent or any of its Subsidiaries is or has been in conflict with, or in default or violation of, (x) any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is or has been bound or affected or (y) any Parent Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

3.7 SEC Filings; Sarbanes-Oxley Act; Financial Statements.

(a) Parent has timely filed or furnished all forms, registration statements, prospectuses, reports, proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or Exchange Act since January 1, 2009 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing (A) as of the time it was filed, complied in all material respects with the requirements of the Securities Act, Exchange Act, Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder, and (B) did not, at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or will be made, not misleading. To the knowledge of Parent, none of the Parent SEC Filings is the subject of ongoing SEC review or outstanding SEC comment. No Subsidiary of Parent is or has been required to file any forms, reports or other documents with the SEC.

(b) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Filings, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.7(b), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Parent nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes Oxley-Act. Parent is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto and was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Article 10 to Regulation S-X and the instructions to Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly in all material respects the consolidated financial position, results of operations and cash flows of Parent and the consolidated Subsidiaries of Parent as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, have a Material Adverse Effect). The books and records of Parent and each of its Subsidiaries have been maintained in accordance in all material respects with applicable material legal and accounting requirements.

(d) Except as and to the extent set forth on the consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2011 included in the Parent Form 10-K for the year ended December 31, 2011, including the notes thereto, none of Parent or any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for normal year-end adjustments and liabilities or obligations incurred in the ordinary course of business since December 31, 2011 that would not, individually or in the aggregate, have a Material Adverse Effect.

3.8 Brokers. No broker, finder or investment banker (other than Parent Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

3.9 Absence of Certain Changes or Events. Since December 31, 2011, except as specifically contemplated by, or as disclosed in, this Agreement or Section 3.9 of the Parent Disclosure Schedule, Parent and each of its Subsidiaries has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Material Adverse Effect or an event or development that would, individually or in the aggregate, have a Material Adverse Effect or (B) any action taken by Parent or any of its Subsidiaries during the period from December 31, 2011 through the Agreement Date that, if taken during the period from the Agreement Date through the Effective Time, would constitute a breach of Section 5.1.

3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Parent Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral)

providing compensation or other benefits to any current director, officer, employee or consultant (or to any dependent or beneficiary thereof of Parent or any ERISA Affiliate), which are now, or were within the past 2 years, maintained, sponsored or contributed to by Parent or any ERISA Affiliate, or under which Parent or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Parent Benefit Plan”). Neither Parent, nor to the knowledge of Parent, or any other person or entity, has any express or implied commitment, whether legally enforceable or not, to establish, modify, change or terminate any Parent Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. With respect to each Parent Benefit Plan, (to the extent applicable) Parent has delivered or made available to the Company true, correct and complete copies of (A) each Parent Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the annual reports (Form 5500 series) for the three most recent years filed or required to be filed with the DOL with respect to such Parent Benefit Plan (and, if any such annual report is a Form 5500R, the Form 5500C filed with respect to such Parent Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Parent Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Parent Benefit Plan and any pending request for such a determination letter and (F) all filings made with any Governmental Entity during the three (3) most recent years, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(b) Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of Parent Benefit Plans as of the Agreement Date have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in Parent SEC Filings prior to the Agreement Date. With respect to Parent Benefit Plans, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Parent Benefit Plans, ERISA, the Code or any other applicable Law.

3.11 Labor and Other Employment Matters.

(a) Parent and each of its Subsidiaries is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of Parent or any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Parent or any of its Subsidiaries, and no collective bargaining agreement or other labor union contract is being negotiated by Parent or any of its Subsidiaries. There is no labor dispute, strike, slowdown or work stoppage against Parent or any of its Subsidiaries pending or, to the knowledge of Parent, threatened which may interfere in any respect that would have a Material Adverse Effect with the respective business activities of Parent or any of its Subsidiaries. To Parent’s knowledge, no employee of Parent or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Parent or such Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b) Parent has identified in Section 3.11(b) of the Parent Disclosure Schedule and has made available to the Company true and complete copies of (A) all severance and employment agreements with directors, officers or employees of, or consultants to, Parent or any of its Subsidiaries, (B) all severance programs and policies of Parent and each of its Subsidiaries with or relating to its employees, and (C) all plans, programs, agreements and other arrangements of Parent and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 3.11(b) of the Parent Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of Parent or any of its Subsidiaries or affiliates from Parent or any of its Subsidiaries or affiliates under any Parent Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Parent Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. As of the Agreement Date, no individual who is a party to an employment agreement listed in Section 3.11(b) of the Parent Disclosure Schedule or any agreement incorporating change in control provisions with Parent has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of Parent under such agreement.

3.12 Tax Treatment. None of Parent, any of its Subsidiaries or any of Parent’s affiliates has taken, has agreed to take, or will take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan, fact or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.13 Contracts. As of the date hereof, except as filed as exhibits to Parent SEC Filings or as disclosed in Section 3.13 of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries is a party to or bound by any Contract that (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), (2) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to Parent or any of its Subsidiaries, or which restricts the conduct of any line of business by Parent or any of its Subsidiaries or any geographic area in which Parent or any of its Subsidiaries may conduct business, in each case in any material respect or (3) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. As of the date hereof, each Contract of the type described in this Section 3.13, whether or not set forth in Section 3.13 of the Parent Disclosure Schedule, is referred to herein as a “Parent Material Contract.” Each Parent Material Contract is valid and binding on Parent and each of its Subsidiaries party thereto and, to Parent’s knowledge, each other party thereto, and in full force and effect, and Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to the date hereof under each Parent Material Contract and, to Parent’s knowledge, each other party to each Parent Material Contract has in all respects performed all obligations required to be performed by it under such Parent Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, none of Parent or any of its Subsidiaries has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Parent Material Contract. Parent has made available to the Company true and complete copies of each Parent Material Contract.

3.14 Litigation. Except as and to the extent disclosed in Parent SEC Filings filed prior to the Agreement Date or as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or for which Parent or any of its Subsidiaries is as of the date hereof obligated to indemnify a third party and (b) neither Parent nor any of its Subsidiaries, nor to Parent’s knowledge, any of their respective officers or directors (in their capacities as such), is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement. To Parent’s knowledge, no event has occurred, and no claim, dispute or other condition exists that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any suit, claim, action, proceeding or investigation against Parent or any of its Subsidiaries.

3.15 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) Parent and each of its Subsidiaries (A) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (C) is in compliance with their respective Environmental Permits.

(b) None of Parent or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law.

(c) None of Parent or any of its Subsidiaries (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (i) compliance with Environmental Laws or Environmental Permits or (ii) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of Parent, threatened in writing with respect thereto, or (B) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law.

(d) None of the real property owned or leased by Parent or any of its Subsidiaries is listed or, to the knowledge of Parent, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

3.16 Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, Parent owns or has the right to use, whether through ownership, licensing or otherwise, all Intellectual Property significant to the businesses of Parent and each of its Subsidiaries in substantially the same manner as such businesses are conducted on the Agreement Date (“Parent

Material Intellectual Property”). Except as set forth in Section 3.16 of the Parent Disclosure Schedule as of the Agreement Date and except as would not, individually or in the aggregate, have a Material Adverse Effect: (A) no written claim challenging the ownership, legality, use, validity or enforceability of any Parent Material Intellectual Property has been made by a third party and no such Parent Material Intellectual Property is the subject of any pending or, to Parent’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (B) no person or entity has given notice to Parent or any of its Subsidiaries that the use of any Parent Material Intellectual Property by Parent, any of its Subsidiaries or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that Parent or any of its Subsidiaries has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (C) the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement concerning any Parent Material Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Parent Material Intellectual Property; (D) Parent has, and enforces, a policy requiring each employee to execute a confidential information and inventions assignment agreement, and each consultant and independent contractor to execute a confidential information agreement, and all current and former employees, consultants and independent contractors have executed at least one such agreement; (E) Parent has no knowledge of any third party interfering with, infringing upon, misappropriating, or using without authorization any Parent Material Intellectual Property, and has no knowledge that any employee or former employee of Parent has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Parent Material Intellectual Property; (F) Parent has taken all reasonable action to maintain and protect each item of Parent Material Intellectual Property; (G) to its knowledge, Parent has the right to use all of Parent Material Intellectual Property in all jurisdictions in which Parent currently conducts business; and (H) neither the operation of the businesses of Parent and each of its Subsidiaries (as such businesses are conducted on the Agreement Date) nor the use of any Parent Material Intellectual Property infringes on or violates (or in the past infringed or violated) any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right or constitutes or misappropriation of (or in the past constituted a misappropriation of) any trade secret, confidential information or know-how; provided that the foregoing representation shall be qualified by knowledge with respect to patents.

3.17 Regulatory Compliance.

(a) As to each product subject to the FDCA and the FDA regulations promulgated thereunder, state and local law, or similar Law in any foreign jurisdiction that is developed, manufactured, tested, distributed and/or marketed by Parent or any of its Subsidiaries (each such product, a “Medical Device,” a “Biologic” or a “Drug”, as the case may be), each such Medical Device, Biologic or Drug has been and is being developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA, state and local law, and similar Law, including but not limited to those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, and applications or abbreviated applications to market a new Biologic or a new Drug, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, except for failures in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any material notice or other material communication, nor to the Parent’s knowledge is such notice or communication threatened, from the FDA or any other Governmental Entity (A) contesting the premarket clearance or approval of, the uses of or the labeling or promotion of any products of Parent or any of its Subsidiaries or (B) otherwise alleging any material violation applicable to any Medical Device, Biologic or Drug by Parent or any of its Subsidiaries of any Law.

(b) No Medical Device, Biologic or Drug is under consideration for or has been the subject of a safety alert, recalled, withdrawn, suspended or discontinued (other than for commercial or other business reasons) by Parent or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States or outside of the United States of which Parent has knowledge seeking a safety alert related to, or the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device, Biologic or Drug are pending or threatened against Parent or any of its Subsidiaries or, to the knowledge of Parent, any licensee of any Medical Device, Biologic or Drug, nor have any such proceedings been threatened, completed or pending at any time in the five year period prior to the date hereof.

3.18 Taxes.

(a) Parent and each of its Subsidiaries have duly and timely filed with the appropriate Tax authorities or other Governmental Entities all Tax Returns required to be filed, except where failure to so file would not, individually or in the aggregate, have a Material Adverse Effect. All such Tax Returns are complete and accurate in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes due and payable have been timely paid, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, the unpaid Taxes of Parent and its Subsidiaries did not, as of the dates of the most recent financial statements contained in Parent SEC Filings, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements. Since the date of the most recent financial statements contained in Parent SEC Filings, Parent and its Subsidiaries did not incur any Taxes outside of the ordinary course of business or otherwise inconsistent with past practice.

(c) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no deficiencies for Taxes with respect to any of Parent and its Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity, (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of Parent or any of its Subsidiaries is being conducted by any Tax authority or Governmental Entity, and Parent and its Subsidiaries have not received notification that any such audit or other proceeding is pending or threatened, and (iii) neither Parent nor any of its Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

(d) There are no Tax liens upon any property or assets of Parent or any of its Subsidiaries except (i) liens for current Taxes not yet due and payable, and (ii) liens that would not, individually or in the aggregate, have a Material Adverse Effect.

(e) Parent and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and have otherwise complied with all applicable rules and regulations relating to withholding of Taxes, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(f) None of Parent or any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return.

(g) No claim has ever been made in writing by an authority in a jurisdiction where any of Parent or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or may be required to file a Tax Return in such jurisdiction, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(h) None of Parent or any of its Subsidiaries has any liability for the Taxes of any person (other than for members of the consolidated group of which Parent is the common parent and other than in connection with Contracts containing customary gross-up, allocation, sharing or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party to any Tax sharing, allocation, or indemnification agreement (other than Contracts containing customary gross-up, allocation, sharing or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business).

(i) None of Parent or any of its Subsidiaries has been a party to any distribution in which the parties to such distribution treated the distribution as one described in Section 355 of the Code, in whole or in part.

(j) Parent and its Subsidiaries have delivered to the Company correct and complete copies of all (i) federal and applicable state and franchise Tax Returns for tax years ending on or after December 31, 2008, and made available such other Tax Returns as Company may have requested, and (ii) income Tax audit reports, statements of deficiency, and closing or other agreements relating to Taxes.

(k) Parent and its Subsidiaries have disclosed on their Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(l) Neither Parent nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(m) Parent and each Subsidiary is, and has always been, an accrued method taxpayer. Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, neither Parent nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under

Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date. Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(n) Parent has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(o) Neither Parent nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local, or non-U.S. Tax law).

3.19 Insurance. Section 3.19 of the Parent Disclosure Schedule lists material policies of liability, property, casualty and other forms of insurance owned or held by Parent and each of its Subsidiaries, copies of which have previously been made available to the Company. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. No insurer has advised Parent or any of its Subsidiaries that it intends to reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against Parent or any of its Subsidiaries.

3.20 Opinion of Financial Advisor. Prior to the execution of this Agreement, Beal Advisors (the “Parent Financial Advisor”) has delivered to Parent Board its written opinion substantially to the effect that the Total Merger Consideration to be paid for the Company pursuant to this Agreement is fair from a financial point of view to the holders of Parent Common Stock.

3.21 No Vote Required. No approval of any class or series of capital stock or other Equity Interests of Parent is necessary to approve this Agreement and the transactions contemplated hereby, including the Merger.

3.22 Ownership of Merger Sub; No Prior Activities. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a direct wholly-owned subsidiary of Parent. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

3.23 Transactions with Affiliates. Except as set forth in the Parent SEC Filings filed prior to the Agreement Date, during the period commencing on the date of the Parent Form 10-K filed with the SEC through the Agreement Date, no event has occurred that would be required to be reported by the Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.24 Validity of Parent Common Stock. The Parent Common Stock to be issued in connection with the transactions contemplated hereby will, when issued, be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and encumbrances.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies exceptions by specific section references (provided, that any matter disclosed in any section of the Company Disclosure Schedule shall be considered disclosed for other sections of the Company Disclosure Schedule, but only to the extent such matter on its face would be reasonably expected to be pertinent to a particular section of the Disclosure Schedule in light of the disclosure made in such section), the Company hereby represents and warrants to Parent as follows:

4.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. The Company does not have and never has had any Subsidiaries or any ownership or Equity Interests in or control of (direct or indirect) any other person.

4.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of the Company’s Restated Certificate of Incorporation, as amended (the “Company Certificate”) and By-laws (the “Company By-laws”) that the Company previously provided to Parent are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate or the Company By-laws. True and complete copies of all minute books of the Company for the last three (3) years have been made available by the Company to Parent.

4.3 Capitalization.

(a) As of the Agreement Date, the authorized capital stock of the Company consists of 2,796,643 shares of Company Common Stock and 1,446,643 shares of Company Series A Preferred Stock. As of the Agreement Date, (A) 850,000 shares of Company Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) 1,252,198 shares of Company Series A Preferred Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights and (C) 305,500 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon the exercise of outstanding Company Options. Section 4.3(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of the holders of the Company Common Stock and Company Series A Preferred Stock. All of the outstanding shares of capital stock have been issued in material compliance with federal and state securities laws.

(b) As of the Agreement Date, except for (i) Company Options to purchase 329,500 shares of Company Common Stock, (ii) the conversion rights of the Company Series A Preferred Stock and (iii) the Company Warrants, there were no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Section 4.3(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of (i) all Company Options outstanding under the Company Stock Option Plans, the prices at which such outstanding Company Options may be exercised and the vesting schedule of the Company Options, and (ii) all Company Warrants outstanding, the prices at which such outstanding Company Warrants may be exercised and the vesting schedule of the Company Warrants. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c) As of the Agreement Date, there are no outstanding contractual obligations of the Company (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock, Company Series A Preferred Stock, or any capital stock of, or other Equity Interests in, the Company. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(d) Other than the Company Bridge Notes, the Company does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company has not adopted a stockholders rights plan.

(e) Each Company Securityholder has consented to the distribution of the Total Merger Consideration to be distributed among the Company Securityholders in the amounts set forth on the Merger Consideration Spreadsheet (the “Company Securityholder Distribution Approval”).

4.4 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than as provided in Section 4.20. This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of the Company (the “Company Board”), by resolutions duly adopted by unanimous vote of the disinterested directors present at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”), has duly (i) declared that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company’s stockholders in accordance with this Agreement. The Company Board Approval constitutes approval of this Agreement and the Merger as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Section 203 of the Delaware Law.

4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (A) (assuming the Company Stockholder Approval is obtained) conflict with or violate any provision of the Company Certificate or Company By-laws, (B) (assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any Contract, Company Permit or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) the filing and recordation of the Certificate of Merger as required by Delaware Law and the Company Stockholder Approval and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

4.6 Permits; Compliance With Law. The Company is in possession of all authorizations, licenses, permits, certificates, orders, consents, registrations, approvals and clearances of any Governmental Entity (collectively, “Company Permits”), including all Company Permits under the FDCA and the regulations of the FDA promulgated thereunder, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted, and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect. No Company Permit is subject to termination as a result of the execution of this Agreement. The Company is not or has been in conflict with, or in default or violation of, (x) any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (y) any Company Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

4.7 Financial Statements.

(a) The unaudited financial statements (except that the notes thereto do not contain all of the notes required by GAAP) of the Company for the year ended December 31, 2011 attached as Section 4.7(a) of the Company Disclosure Schedule were prepared in accordance with GAAP applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly in all material respects the financial position, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated therein. The books and records of the Company have been, and are being, maintained in accordance in all material respects with applicable material legal and accounting requirements.

(b) The unaudited financial statements of the Company for the seven month period ended July 31, 2012 attached as Section 4.7(b) of the Company Disclosure Schedule (the “Company Unaudited Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis throughout the period indicated (except that the Company Unaudited Financial Statements do not contain all of the notes required by GAAP), and present fairly in all material respects the financial position, results of operations and cash flows of the Company as of July 31, 2012 (subject to normal year-end adjustments which would not, individually or in the aggregate, have a Material Adverse Effect).

(c) Except as and to the extent set forth on the balance sheet of the Company included in the Company Unaudited Financial Statements, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for normal year-end adjustments and liabilities or obligations incurred in the ordinary course of business since July 31, 2012 that would not, individually or in the aggregate, have a Material Adverse Effect.

4.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

4.9 Absence of Certain Changes or Events. Since December 31, 2011, except as specifically contemplated by, or as disclosed in, this Agreement or Section 4.9 of the Company Disclosure Schedule, the Company has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Material Adverse Effect or an event or development that would, individually or in the aggregate, have a Material Adverse Effect or (B) any action taken by the Company during the period from December 31, 2011 through the Agreement Date that, if taken during the period from the Agreement Date through the Effective Time, would constitute a breach of Section 5.2.

4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral)

providing compensation or other benefits to any current director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate), which are now, or were within the past 2 years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”). Neither the Company, nor to the knowledge of the Company, or any other person or entity, has any express or implied commitment, whether legally enforceable or not, to establish, modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. With respect to each Company Benefit Plan, (to the extent applicable) the Company has delivered or made available to Parent true, correct and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the annual reports (Form 5500 series) for the three most recent years filed or required to be filed with the DOL with respect to such Company Benefit Plan (and, if any such annual report is a Form 5500R, the Form 5500C filed with respect to such Company Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, and (F) all filings made with any Governmental Entity during the three (3) most recent years, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the Agreement Date have been timely made or, if not yet due, have been properly reflected on the most recent balance sheet of the Company. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

4.11 Labor and Other Employment Matters.

(a) The Company is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. The Company is not a party to any collective bargaining or other labor union contract applicable to persons employed by the Company, and no collective bargaining agreement or other labor union contract is being negotiated by the Company. There is no labor dispute, strike, slowdown or work stoppage against the Company pending or, to the knowledge of the Company, threatened which may interfere in any respect that would have a Material Adverse Effect with the respective business activities of the Company. To the Company’s knowledge, no employee of the Company is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b) The Company has identified in Section 4.11(b) of the Company Disclosure Schedule and has made available to Parent true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants to the Company, (B) all severance programs and policies of the Company with or relating to its employees, and (C) all plans, programs, agreements and other arrangements of the Company with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or affiliates from the Company or any of its affiliates under any Company Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. As of the Agreement Date, no individual who is a party to an employment agreement listed in Section 4.11(b) of the Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of the Company under such agreement.

4.12 Tax Treatment. None of the Company or any of the Company’s affiliates has taken, has agreed to take, or will take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan, fact or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.13 Contracts. As of the date hereof, except as disclosed in Section 4.13 of the Company Disclosure Schedule, the Company is not a party to or bound by any Contract that (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), (2) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, or which restricts the conduct of any line of business by the Company or any geographic area in which the Company may conduct business, in each case in any material respect or (3) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. As of the date hereof, each Contract of the type described in this Section 4.13, whether or not set forth in Section 4.13 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” Each Company Material Contract is valid and binding on the Company, and to the Company’s knowledge, each other party thereto, and in full force and effect, and the Company has in all respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, the Company has not received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract. The Company has made available to Parent true and complete copies of each Company Material Contract.

4.14 Litigation. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or for which the Company is as of the date hereof obligated to indemnify a third party and (b) neither the Company nor, to Parent’s knowledge, any of its officers or directors (in their capacities as such), is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement. To the Company’s knowledge, no event has occurred, and no claim, dispute or other condition exists that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any suit, claim, action, proceeding or investigation against the Company.

4.15 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) The Company (A) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (C) is in compliance with all of its Environmental Permits.

(b) The Company has not received any written notice, demand, letter, claim or request for information alleging that the Company may be in violation of, or liable under, any Environmental Law.

(c) The Company (A) has not entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (i) compliance with Environmental Laws or Environmental Permits or (ii) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened in writing with respect thereto, or (B) is not an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law.

(d) None of the real property owned or leased by the Company is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

4.16 Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company owns or has the right to use, whether through ownership, licensing or otherwise, all Intellectual Property significant to the businesses of the Company in substantially the same manner as such businesses are conducted on the Agreement Date (“Company Material Intellectual Property”). Except as set forth in Section 4.16 of the Company Disclosure Schedule as of the Agreement Date and except as would not, individually or in the aggregate, have a Material Adverse Effect: (A) no written claim challenging the ownership, legality, use, validity or enforceability of any Company Material Intellectual Property has been made by a third party and no such Company Material Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (B) no person or entity has given notice to the Company that the use of any Company Material Intellectual Property by the Company is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that the Company or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (C) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement concerning any Company Material Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company Material Intellectual Property; (D) the Company has, and enforces, a policy requiring each employee to execute a confidential information and inventions assignment agreement, and each consultant and independent contractor to execute a confidential information agreement, and all current and former employees, consultants and independent contractors have executed at least one such agreement; (E) the Company has no knowledge of any third party interfering with, infringing upon, misappropriating, or using without authorization any the Company Material Intellectual Property, and has no knowledge that any employee or former employee of the Company has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Company Material Intellectual Property; (F) the Company has taken all reasonable action to maintain and protect each item of Company Material Intellectual Property; and (G) to its knowledge, the Company has the right to use all of the Company Material Intellectual Property in all jurisdictions in which the Company currently conducts business and (H) neither the operation of the businesses of the Company (as such businesses are conducted on the Agreement Date) nor the use of any Company Material Intellectual Property infringes on or violates (or in the past infringed or violated) any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right or constitutes or misappropriation of (or in the past constituted a misappropriation of) any trade secret, confidential information or know-how; provided that the foregoing representation shall be qualified by knowledge with respect to patents.

4.17 Regulatory Compliance.

(a) As to each product subject to the FDCA and the FDA regulations promulgated thereunder, state and local law, or similar Law in any foreign jurisdiction that is developed, manufactured, tested, distributed and/or marketed by the Company (each such product, a “Medical Device,” a “Biologic” or a “Drug,” as the case may be), each such Medical Device, Biologic or Drug has been and is being developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA, state and local law, and similar Law, including but not limited to those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, and applications or abbreviated applications to market a new Biologic or a new Drug, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, except for failures in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. The Company has not received any material notice or other material communication, nor to the Company’s knowledge is such notice or communication threatened, from the FDA or any other Governmental Entity (A) contesting the premarket clearance or approval of, the uses of or the labeling or promotion of any products of the Company or (B) otherwise alleging any material violation applicable to any Medical Device, Biologic or Drug by the Company of any Law.

(b) No Medical Device, Biologic or Drug is under consideration for or has been the subject of a safety alert, recalled, withdrawn, suspended or discontinued (other than for commercial or other business reasons) by the Company in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States or outside of the United States of which the Company has knowledge seeking a safety alert related to, or the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device, Biologic or Drug are pending or threatened against the Company or, to the knowledge of the Company, any licensee of any Medical Device, Biologic or Drug, nor have any such proceedings been threatened, completed or pending at any time in the five year period prior to the date hereof.

4.18 Taxes.

(a) The Company has duly and timely filed with the appropriate Tax authorities or other Governmental Entities all Tax Returns required to be filed, except where failure to so file would not, individually or in the aggregate, have a Material Adverse Effect. All such Tax Returns are complete and accurate in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes due and payable have been timely paid, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, the unpaid Taxes of the Company did not, as of the dates of the most recent financial statements of the Company, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements. Since the date of the most recent financial statements of the Company, the Company did not incur any Taxes outside of the ordinary course of business or otherwise inconsistent with past practice.

(c) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no deficiencies for Taxes with respect to the Company has been claimed, proposed or assessed by a Tax authority or other Governmental Entity, (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of the Company is being conducted by any Tax authority or Governmental Entity, and the Company has not received notification that any such audit or other proceeding is pending or threatened, and (iii) neither the Company nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

(d) There are no Tax liens upon any property or assets of the Company except (i) liens for current Taxes not yet due and payable, and (ii) liens that would not, individually or in the aggregate, have a Material Adverse Effect.

(e) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and have otherwise complied with all applicable rules and regulations relating to withholding of Taxes, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(f) The Company currently is not the beneficiary of any extension of time within which to file any material Tax Return.

(g) No claim has ever been made in writing by an authority in a jurisdiction where any of the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or may be required to file a Tax Return in such jurisdiction, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(h) The Company has no liability for the Taxes of any person (other than for members of the consolidated group of which the Company is the common parent and other than in connection with Contracts containing customary gross-up, allocation, sharing or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect. The Company is not a party to any Tax sharing, allocation, or indemnification agreement (other than Contracts containing customary gross-up, allocation, sharing or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business).

(i) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(j) The Company has not been a party to any distribution in which the parties to such distribution treated the distribution as one described in Section 355 of the Code, in whole or in part.

(k) The Company has delivered to Parent correct and complete copies of all (i) federal and applicable state and franchise Tax Returns for tax years ending on or after December 31, 2008, and made available such other Tax Returns as Company may have requested, and (ii) income Tax audit reports, statements of deficiency, and closing or other agreements relating to Taxes.

(l) The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(m) The Company has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(n) The Company is, and has always been, an accrued method taxpayer. Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, the Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date. The Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(o) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local, or non-U.S. Tax law).

4.19 Insurance. Section 4.19 of the Company Disclosure Schedule lists material policies of liability, property, casualty and other forms of insurance owned or held by the Company, copies of which have previously been made available to Parent. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. No insurer has advised the Company that it intends to reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against the Company.

4.20 Vote Required. The affirmative vote of the holders of (i) a majority of the outstanding shares of Company Common Stock and Company Series A Preferred Stock, voting as a single class (with Company Series A Preferred Stock voting on an as-converted basis), and (ii) sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series A Preferred Stock, voting as a separate class (the “Company Stockholder Approval”), together with the Company Securityholder Distribution Approval (collectively, the “Company Securityholder Approval”), are the only votes of the holders of any class or series of capital stock or other Equity Securities of the Company necessary to adopt this Agreement and the transactions contemplated hereby, including the Merger.

4.21 Transactions with Affiliates. Section 4.21 of the Company Disclosure Schedule describes any material transactions or relationships between the Company and any (a) executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (c) to the knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in each of the case of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

ARTICLE V

COVENANTS

5.1 Conduct of Business by Parent Pending the Closing. Parent agrees that, between the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as set forth in Section 5.1 of the Parent Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless authorized and previously approved in writing by the Company, Parent will, and will cause each of its Subsidiaries to conduct its operations only in the ordinary and usual course of business consistent with past practice, and to use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current key employees and officers and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with Parent or its Subsidiaries. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Parent Disclosure Schedule or as specifically permitted by any other provision of this Agreement, Parent shall not (unless required by applicable Law), and shall not permit any of its Subsidiaries to, between the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, directly or indirectly, do, or agree to do, any of the following unless authorized and previously approved in writing by the Company:

(a) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(b) (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, Parent or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of Parent or any of its Subsidiaries, other than the (i) issuance of Parent Common Stock upon the exercise of Parent Options or Parent Warrants outstanding as of the date hereof in accordance with their terms or (ii) the grant of options at the Closing to such persons, on such terms and in such amounts as set forth in Section 5.1(b)(A)(ii) of the Parent Disclosure Schedule, or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of Parent or any of its Subsidiaries, except pursuant to existing Contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Subsidiary of Parent to Parent or to any other wholly-owned Subsidiary of Parent) or enter into any agreement with respect to the voting of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities (other than in connection with the termination of an employee pursuant to existing repurchase rights);

(e) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice, (B) other than the Parent Notes, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Subsidiary of Parent) for borrowed money (other than ordinary course trade accounts payable, which shall not be material in the aggregate), (C) terminate, cancel or request any material change in, or agree to any material change in, any Parent Material Contract, or (D) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1(e) other than a new lease agreement for the Parent’s principal executive office and facilities;

(f) (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees; (B) grant or modify any rights to severance change-in-control or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Parent or any of its Subsidiaries (other than as contemplated in this Agreement), or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or (C) take any affirmative action to amend or waive any performance or vesting criteria, accelerate vesting, exercisability or funding or exercise any discretion under any Parent Benefit Plan;

(g) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(h) make any change in accounting policies or procedures, except as required by GAAP or by a Governmental Entity;

(i) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(j) change its method of accounting, make any material tax election, settle or compromise any material liability for Taxes, amend any Tax Return or file any refund for Taxes;

(k) take, or agree to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or fail to take any action that would reasonably be expected to be necessary to cause the Merger to so qualify;

(l) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Parent is a party;

(m) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; or

(n) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Parent shall fully and promptly inform the Company of all discussions, negotiations or activities related to the license, sale, or potential license or sale, of any asset of Parent or its Subsidiaries, and shall promptly provide the Company copies of any written materials (including materials in electronic form or otherwise) received from any third party in connection with any of the foregoing.

5.2 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless authorized and previously approved in writing by Parent, the Company will, and will cause each of its Subsidiaries to conduct its operations only in the ordinary and usual course of business consistent with past practice, and to use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current key employees and officers and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with Parent. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.2 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law), between the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, directly or indirectly, do, or agree to do, any of the following unless authorized and previously approved in writing by Parent:

(a) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(b) (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company other than the issuance of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof in accordance with their terms or upon the conversion of Company Preferred Stock or other convertible securities of the Company, or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company, except pursuant to existing Contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities (other than in connection with the termination of an employee pursuant to existing repurchase rights);

(e) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money (other than ordinary course trade accounts payable, which shall not be material in the aggregate), (C) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract other than in the ordinary course of business consistent with past practice, or (D) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.2(e);

(f) (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees; (B) grant or modify any rights to severance, change-in-control or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or (C) take any affirmative action to amend or waive any performance or vesting criteria, accelerate vesting, exercisability or funding or exercise any discretion under any Company Benefit Plan;

(g) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(h) make any change in accounting policies or procedures, except as required by GAAP or by a Governmental Entity;

(i) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(j) change its method of accounting, make any material tax election, settle or compromise any material liability for Taxes, amend any Tax Return or file any refund for Taxes;

(k) take, or agree to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or fail to take any action that would reasonably be expected to be necessary to cause the Merger to so qualify;

(l) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

(m) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; or

(n) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

The Company shall fully and promptly inform Parent of all discussions, negotiations or activities related to the license, sale, or potential license or sale, of any asset of the Company, and shall promptly provide Parent copies of any written materials (including materials in electronic form or otherwise) received from any third party in connection with any of the foregoing.

5.3 Company Securityholder Approval. On or prior to the Closing Date, the Company shall deliver to Parent written consents and/or other agreements of the holders of all of the Company’s securities outstanding immediately prior to the Effective Time (the “Company Securityholders”) constituting the Company Securityholder Approval approving, as applicable, the adoption of this Agreement and the transactions hereby and the issuance of the shares of Parent Common Stock to the Company Securityholders in accordance with the allocation set forth in the Merger Consideration Spreadsheet in full satisfaction of all rights pertaining to such securities of the Company. The Company Board shall recommend adoption of this Agreement by the Company Securityholders and shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation.

5.4 Access to Information; Confidentiality. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or the Company or any of their respective Subsidiaries is a party (which such person shall use commercially reasonable efforts to cause the counterparty to waive), from the Agreement Date to the Effective Time, Parent and the Company shall, and shall cause each of its Subsidiaries and each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, “Representatives”) to (a) provide to the other party and its respective Representatives access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (b) subject to applicable Laws relating to the exchange of information, furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of itself and its Subsidiaries as the other party and its Representatives may reasonably request. No investigation conducted pursuant to this Section 5.4 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement or the conditions to the obligations to consummate the Merger. With respect to the information disclosed pursuant to this Section 5.4, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under that certain Confidentiality Agreement, dated December 21, 2011, previously executed by Parent and the Company (the “Confidentiality Agreement”).

5.5 Appropriate Action; Consents; Filings.

(a) Parent and the Company shall use their commercially reasonable efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (x) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (y) the HSR Act, and (z) any other applicable Law; provided, that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including, if requested, by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith; provided, that nothing in this Section 5.5(a) shall require the expenditure of money by the Company or Parent to a third party in exchange for any such consent (other than nominal filing or processing fees). Parent and the Company shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b) Parent and the Company shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all commercially reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) required to be disclosed in Parent Disclosure Schedule or the Company Disclosure Schedule, as applicable, or (C) required to prevent a Material Adverse Effect with respect to Parent or the Company from occurring prior to or after the Effective Time. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.5(b), such party shall use all commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon Parent and the Company, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

5.6 Certain Notices. From and after the Agreement Date until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (B) the failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, that the delivery of any notice pursuant to this Section 5.6 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the Agreement Date or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

5.7 Public Announcements. The press release announcing the execution of this Agreement shall be issued in the form as has been mutually agreed upon by Parent and the Company and each of Parent and the Company shall consult with, and obtain the consent of, the other party (which shall not be unreasonably withheld or delayed) before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to consulting with and obtaining the prior consent of the other party (which shall not be unreasonably withheld or delayed); provided, that a party may, without consulting with or obtaining the prior consent of the other party, issue such press release or make such public statement as may be required by applicable Law or, in the case of Parent, as required by the rules and regulations of the SEC or by any listing agreement with a national securities exchange or automated quotation system to which it is a party, if such party has used commercially reasonable efforts to consult with the other party and to obtain such other party’s consent, but has been unable to do so in a timely manner.

5.8 Section 16 Matters. Prior to the Effective Time, the Parent Board, or an appropriate committee of non-employee directors, shall adopt a resolution in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, so that the acquisition by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of shares of Parent Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

5.9 Indemnification of Directors and Officers.

(a) The Company, Merger Sub and Parent agree that the indemnification and exculpation obligations set forth in the Parent Certificate and Parent By-laws shall (i) apply to those persons who are directors and officers of the Company as of the Agreement Date (“D&O Indemnified Parties”) for their acts and omissions as directors and officers thereof prior to the Effective Time; (ii) survive the Merger and be honored and be given full force and effect by Parent and Merger Sub to the fullest extent permitted by Delaware Law for a period of six years from the Effective Time; and (iii) not be amended, modified or repealed in a manner that would adversely affect the rights of such D&O Indemnified Parties thereunder for a period of six years from the Effective Time.

(b) The Surviving Corporation shall maintain the D&O insurance policies required to be obtained pursuant to Section 6.2(g) and continue to honor the obligations thereunder. The Surviving Corporation will not cancel or change such insurance policies in any respect.

(c) Parent shall pay all costs and expenses, including reasonable attorney’s fees, that may be incurred by the D&O Indemnified Parties in connection with their enforcement of their rights provided in this Section 5.9.

(d) The provisions of this Section 5.9 are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by law, charter, statue, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(e) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section.

5.10 Officer’s Certificates.

(a) Immediately prior to the Effective Time, Parent shall provide to the Company a certificate of the Chief Executive Officer of Parent setting forth the number of Parent Fully Diluted Shares, the Parent Stock Price, the Total Merger Consideration and the Total Merger Consideration Value.

(b) Immediately prior to the Effective Time, the Company shall provide to Parent a certificate of the Chief Executive Officer of the Company setting forth the final Merger Consideration Spreadsheet.

5.11 Takeover Statutes. If any anti-takeover, control share acquisition, fair price, moratorium or other similar statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise take such lawful actions to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

5.12 Reorganization. It is the intent of all parties hereto that the Merger be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan or reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Notwithstanding anything herein to the contrary, each of Merger Sub, Parent and the Company shall use commercially reasonable efforts to cause the Merger to qualify, and will not take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Merger Sub, Parent, the Company and the Surviving Corporation shall report, to the extent required or permitted by the Code or the regulations thereunder, the Merger for United States federal income tax purposes as a reorganization within the meaning of Section of 368(a) of the Code and shall file all Tax Returns consistent with the foregoing and shall not take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such treatment unless required to do so by applicable law.

5.13 Resale Registration Statement.

(a) Within ninety (90) days after the Closing Date, Parent shall file (the date of such filing, the (“Filing Date”) with the SEC a registration statement on Form S-1 under the Securities Act (including any amendment, supplement or new registration statement contemplated herein, the “Registration Statement”), providing for the offering and sale or other disposition by the Company’s Securityholders of (A) all of the shares of Parent Common Stock to be issued to such Company Securityholders at Closing (the “Closing Shares”) and (B) the maximum number of Contingent Shares that may be issued (together with the Closing Shares, the “Consideration Shares”). Parent agrees to use commercially reasonable efforts to cause the Registration Statement and each registration statement filed pursuant to the next sentence to become effective as soon as practicable after the Filing Date or date specified in the next sentence, as applicable. If the actual number of Consideration Shares exceeds the number of shares registered under the Registration Statement for any reason, Parent shall file, within thirty (30) days after Parent has notice that the number of Consideration Shares exceeds the number of shares registered under the Registration Statement, an amendment to the Registration Statement or file a new registration statement on Form S-1 (or Form S-3 if Parent is then eligible to use Form S-3 for a secondary offering) covering the resale to the public by the Company Securityholders of all such excess Consideration Shares. The Company Securityholders shall cooperate with and provide such assistance to Parent, as Parent may reasonably request, in connection with any registration and sale of the Consideration Shares, including without limitation, accurately completing and executing customary selling securityholder questionnaires within thirty (30) days after the Closing Date. Parent shall pay (X) all expenses incurred by it in complying with its obligations under this Section 5.13, including, without limitation, all preparation, registration, filing fees, costs and expenses, all exchange listing fees, all fees, costs and expenses of counsel for Parent, accountant for Parent and other advisors or persons retained by Parent in connection with the filing, and (Y) the reasonable fees and expenses of one counsel for the Company Securityholders, such fees and expenses not to exceed Twenty-Five Thousand Dollars ($25,000).

(b) Parent agrees that it will (A) prepare and file with the SEC, any amendments or supplements to the Registration Statement or prospectus which may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the offer and sale of the Consideration Shares covered by the Registration Statement until the earliest to occur of (i) the date upon which the resale of all such Consideration Shares is completed, (ii) three (3) years following the effective date of the Registration Statement, and (iii) the date upon which all such Consideration Shares may be sold to the public in accordance with Rule 144 under the Securities Act (“Rule 144”) by a person that is not an “affiliate” (as defined in Rule 144) of Parent without regard to any of the conditions specified therein (other than the holding period requirement in paragraph (d) of Rule 144 so long as such holding period requirement is satisfied at such time of determination) or any rule of similar effect (such period, the “Registration Period”); (B) prepare and promptly file with the SEC and promptly notify counsel for the Company Securityholders of registered Consideration Shares covered by the Registration Statement (the “Recipients”) of the filing of such amendment or supplement to the Registration Statement or prospectus as may be necessary to correct any statement therein or omission therefrom if, at any time when a prospectus relating to such Consideration Shares is required to be delivered under the Securities Act, any event with respect to Parent shall have occurred as a result of which any prospectus would include an untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading; (C) in case the Recipients are required to deliver a prospectus, prepare promptly such amendment or amendments to the Registration Statement and such prospectus or prospectuses as may be necessary to permit compliance with the requirements of Section 10(a)(3) of the Securities Act; (D) respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Registration Statement or any amendment thereto and as promptly as reasonably practicable provide the counsel for the Company Securityholders copies of all correspondence from and to the SEC relating to the Registration Statement; and (E) use its commercially reasonable efforts to avoid the issuance of or, if issued, obtain the withdrawal of: (1) any order suspending the effectiveness of the Registration Statement; or (2) any suspension of the qualification (or exemption from qualification) of any of the Consideration Shares for sale in any jurisdiction, as soon as reasonably practicable.

(c) Parent shall advise counsel for the Company Securityholders promptly after Parent shall receive notice or obtain knowledge of any of the following events: (A) the SEC notifies Parent whether there will be a “review” of the Registration Statement; (B) the SEC comments in writing on the Registration Statement (in which case Parent shall deliver to counsel for the Company Securityholders a copy of such comments and of all written responses thereto); (C) the SEC or any other Governmental Entity in writing requests any amendment or supplement to the Registration Statement or related prospectus or requests additional information related thereto; (D) the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement or amendment thereto or of the initiation or threatening of any proceedings for that purpose; or (E) Parent receives notice in writing of any suspension of the qualification or exemption from qualification of any Consideration Shares for sale in any jurisdiction, or the initiation or threat of any legal proceeding for such purpose.

(d) It shall be a condition precedent of Parent’s obligations under this Section 5.13 to include the Parent Common Stock held by a particular Company Securityholder in the Registration Statement or any amendments thereto that such holder furnish to Parent such information concerning their holdings of securities of Parent and the proposed method of sale or other disposition of the Consideration Shares and such other information and undertakings as shall be required and reasonably requested by Parent in connection with the preparation and filing of the Registration Statement and any amendments thereto covering all or part of the Consideration Shares in order to assist Parent in complying with the Securities Act and the Exchange Act.

(e) Parent may only suspend the availability of any Registration Statement and the use of any related prospectus if Parent furnishes to the Company Securityholders a certificate signed by a responsible officer of Parent stating that in the good faith judgment of Parent’s Board of Directors: (A) the offering could reasonably be expected to materially interfere with an acquisition, corporate reorganization, financing or other material transaction then under consideration by Parent or (B) there is some other material development relating to the operations or condition (financial or other) of Parent that has not been disclosed to the general public and as to which it is in Parent’s best interests not to disclose; provided, however, that any period during which the availability of any Registration Statement and any related prospectus may be suspended pursuant to this Section 5.13 may not exceed ninety (90) days in the aggregate during any twelve (12)-month period; provided further, that Parent may not so suspend the Registration Statement or cause the Company Securityholders to discontinue sales under the Registration Statement or related prospectus more than once in any calendar year.

(f) Parent shall (A) furnish to counsel for the Company Securityholders a reasonable period of time prior to the filing of a Registration Statement with the SEC to afford the Company Securityholders and their counsel a reasonable opportunity for review, a copy of each Registration Statement, and each amendment thereof, and a copy of each related prospectus, and each amendment or supplement thereto (excluding amendments caused by the filing of a report under the Exchange Act), and shall reasonably consider reflecting in each such document, when so filed with the SEC, such comments as the counsel for the Company Securityholders may reasonably propose therein; and (B) include information regarding the Company Securityholders and the methods of distribution they have elected for their Consideration Shares provided to Parent in the selling securityholder questionnaires as necessary to permit such distribution by the methods specified therein.

(g) Parent shall ensure that (A) any Registration Statement and any amendment thereto and any prospectus forming a part thereof and any amendment or supplement thereto comply in all material respects with the Securities Act and the rules and regulations thereunder; (B) any Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and (C) any prospectus forming a part of any Registration Statement, and any amendment or supplement to such prospectus, does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that Parent makes no representation with respect to any information provided in the selling securityholder questionnaires or otherwise by or on behalf of the Company Securityholders.

(h) Parent covenants that it shall use commercially reasonable efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner during the Registration Period. Parent further covenants that, during the Registration Period, it will take such further commercially reasonable action as any Company Securityholder may request, all to the extent required from time to time to enable such holder to sell the Consideration Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Parent further covenants that in the event Parent fails, in violation of this Section 5.13, to take any commercially reasonable actions required to enable any Company Securityholder to sell the Consideration Shares pursuant to Rule 144 during the Registration Period, Parent will use commercially reasonable efforts to take any such actions as may be required to again enable the Company Securityholders to sell pursuant to Rule 144.

5.14 Principal Executive Offices. The Company, Merger Sub and Parent agree that following the Closing, the principal executive offices of the Surviving Corporation and Parent shall be located in Orange County, California.

ARTICLE VI

CLOSING CONDITIONS

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) Securityholder Approval. The Company Securityholder Approval shall have been obtained and the resolutions constituting the Company Stockholder Approval shall have been duly certified by the Company’s Secretary.

(b) No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

(c) Consents and Approvals. All material consents, approvals and authorizations of any Governmental Entity required of the Company, Parent or any of their Subsidiaries shall have been obtained. Any applicable waiting periods (together with any extensions thereof) or approvals under the HSR Act and the antitrust or competition laws of any other applicable jurisdiction shall have expired or been terminated or received.

6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect.

(c) Consents and Approvals. All consents, approvals and authorizations set forth in Section 6.2(c) of the Parent Disclosure Schedule shall have been obtained.

(d) University of Illinois. The Board of Trustees of the University of Illinois shall have (i) waived its rights under that certain Equity Rights Agreement, dated October 10, 2007, by and between the Board of Trustees of the University of Illinois and the Company (the “Equity Rights Agreement”) and the Equity Rights Agreement shall have been terminated, effective and contingent upon the Closing; and (ii) agreed to extend the term of that certain Master Agreement dated as of June 24, 2008 to be coterminous with the term of that certain Exclusive License Agreement with Equity, dated as of October 10, 2007, by and between The Board of Trustees of the University of Illinois and the Company, as amended.

(e) Termination of Registration Rights Agreement. That certain Amended and Restated Registration Rights Agreement, dated October 29, 2010, by and among the Company and the investors listed on the signature pages thereto shall have been terminated, effective and contingent upon the Closing.

(f) Termination of Second Amended and Restated Stockholders’ Agreement. That certain Second Amended and Restated Stockholders’ Agreement, dated October 29, 2010, by and among the Company and its stockholders shall have been terminated, effective and contingent upon the Closing.

(g) D&O Insurance. The Company shall have obtained, effective as of immediately prior to the Effective Time, an insurance and indemnification policy that provides coverage for six years from the Effective Time to the Company’s directors and officers for claims and events occurring prior to the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. (the “D&O Insurance”) that is no less favorable than the Company’s existing policies (true and complete copies which have been previously provided or made available to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, that the Company shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the last annual premium paid by the Company prior to the Agreement Date for D&O Insurance with respect to the Company.

(h) Consulting Agreements. Contingent and effective upon the Closing, consulting agreements between (i) Parent and Peter Letendre; (ii) Parent and David W. Carley, Ph.D.; (iii) Parent and Roger Stoll; and (iv) Parent and James H. Coleman will have been entered into, in forms reasonably satisfactory to such respective individuals and Parent.

(i) Employment and Severance Agreements. Contingent and effective upon the Closing, the severance agreements and employment agreements, as applicable, between Parent and each of Roger G. Stoll and James H. Coleman will have been amended in forms reasonably satisfactory to Parent.

(j) Termination of Employment Agreement with Peter Letendre and Waiver of Benefits. That certain Employment Agreement between the Company and Peter W. Letendre, Pharm.D. dated August 16, 2010, as amended October 22, 2010, shall have been terminated, effective and contingent upon the Closing, and Dr. Letendre shall have waived any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) which would otherwise become due pursuant to such agreement as a result of the transactions contemplated by this Agreement.

(k) Termination of Letter Agreement with Kenneth Cohen. That certain Letter Agreement between the Company and Kenneth Cohen, effective as of July 18, 2008, shall have been terminated, effective and contingent upon the Closing.

(l) Termination of Consulting Agreement with David Carley. That certain Consulting Agreement, effective as of April 1, 2010 by and between the Company and David W. Carley, Ph.D. shall have been terminated, effective and contingent upon the Closing.

(m) Acknowledgment Agreement with LifeTech Capital. The Company and LifeTech Capital shall have entered into an Acknowledgement Agreement in a form reasonably satisfactory to Parent.

(n) Letters of Transmittal. Parent shall have received executed letters of transmittal from each of the Company’s Securityholders.

(o) Resignations. Each of the Company’s directors and officers shall have tendered his/her respective resignation, effective and contingent upon the Closing.

(p) Option Cancellation Agreements. Each holder of a Company Option shall have entered into an Option Cancellation Agreement in a form reasonably satisfactory to Parent.

(q) Termination of Synchrony Healthcare Communications Services Agreement. That certain Services Agreement, dated October 4, 2010, by and between the Company and Synchrony Healthcare Communications, Inc. shall have been terminated, effective and contingent upon the Closing.

(r) Termination of BioBridges Services Agreement. That certain Services Agreement, dated February 14, 2011, by and between the Company and BioBridges, LLC shall have been terminated, effective and contingent upon the Closing.

(s) Consulting Agreement with Jill Clark. Parent and Jill Clark shall have entered into a Consulting Agreement in a form reasonably satisfactory to Parent.

6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(c) Consents and Approvals. All consents, approvals and authorizations set forth in Section 6.3(c) of the Company Disclosure Schedule shall have been obtained.

(d) Intentionally omitted.

(e) Consulting Agreements. Contingent and effective upon the Closing, consulting agreements between (i) Parent and Peter Letendre; (ii) Parent and David W. Carley, Ph.D.; (iii) Parent and Roger Stoll; and (iv) Parent and James H. Coleman will have been entered into, in forms reasonably satisfactory to such respective individuals and Parent.

(f) Employment and Severance Agreements. Contingent and effective upon the Closing, the severance agreements and employment agreements, as applicable, between Parent and each of Roger G. Stoll and James H. Coleman will have been amended in forms reasonably satisfactory to the Company.

(g) Retention Bonus Agreements. The retention bonus agreements between Parent and each of Roger G. Stoll and James H. Coleman shall have been terminated, contingent and effective upon the Closing, and the retention bonus agreements between Parent and all other of its employees shall have been amended, contingent and effective upon the Closing.

ARTICLE VII

AMENDMENT AND WAIVER

7.1 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, and to the extent that such amendment affects the rights, obligations or duties of the Company’s stockholders; provided, that after any such approval, no amendment shall be made that by Law requires further approval by Parent’s or the Company’s stockholders, as the case may be, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

7.2 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, that after any approval of the transactions contemplated by this Agreement by the stockholders of either party, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non Survival of Representations, Warranties and Agreements. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Sections 1.6 (Directors), 5.8 (Section 16 Matters), 5.9 (Indemnification of Directors and Officers), 5.12 (Reorganization), 5.13 (Resale Registration Statement) and 5.14 (Principal Executive Offices) shall survive the consummation of the Merger. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in the last sentence of Section 5.4 (Access to Information; Confidentiality), Section 7.3 (Expenses) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

8.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile or electronic transmission (providing confirmation of transmission) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to the Company, addressed to it at:

P.O. Box 17906

Boulder, CO 80308

Attention: Peter Letendre, Pharm.D., Chief Executive Officer

Fax: (720) 890-7726

with a copy to (which shall not constitute notice):

Latham and Watkins LLP

12636 High Bluff Drive, Suite 400

San Diego, CA 92130

Attention: Cheston J. Larson

Fax: (858) 523-5450

If to Parent or Merger Sub, addressed to it at:

7700 Irvine Center Drive, Suite 750

Irvine, CA 92618

Attention: Mark Varney, Ph.D., President & Chief Executive Officer

Fax: (949) 727-3657

with a copy to (which shall not constitute notice):

Stradling Yocca Carlson & Rauth

660 Newport Center Drive Suite 1600

Newport Beach, CA 92660

Attention: Lawrence B. Cohn

Fax (949) 725-4100

8.3 Certain Definitions. For purposes of this Agreement, the term:

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“Blue Sky Laws” means state securities or “blue sky” laws.

“business day” means any day other than a day on which the SEC shall be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Contingent Shares” means (i) the number of Parent Common Stock shares that a Company Securityholder would have received as of the Effective Time had the number of Post-Closing Parent Shares been included in the number of Parent Total Fully Diluted Shares as of the Effective Time, less (ii) the aggregate amount of shares of Parent Common Stock previously issued to such Company Securityholder, as set forth and in accordance with the amounts set forth on the updated Merger Consideration Spreadsheet to be provided to Parent under Section 2.8.

“Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“DOL” means the U.S. Department of Labor.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to pollution, contamination, protection, investigation or restoration of the environment, health and safety or natural resources, including, without limitation, noise, odor, wetlands, or the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity or trade or business (whether or not incorporated) other than Parent or the Company that together with Parent or the Company, as applicable, is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

“group” is defined as in Section 13(d) of the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

“IRS” means the United States Internal Revenue Service.

“knowledge” of any person which is not an individual means, with respect to any specific matter, the actual knowledge of such person’s executive officers and any other officer having primary responsibility for such matter after reasonable inquiry.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Material Adverse Effect” means, when used in connection with the Company or Parent, any change, effect or circumstance that: (i) has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such party and its Subsidiaries taken as a whole, other than such changes, effects or circumstances reasonably attributable to: (A) economic conditions generally in the United States or foreign economies in any locations where such party has material operations or sales; (B) conditions generally affecting the industries in which such party participates; (C) the announcement or pendency of the Merger; (D) legislative or regulatory changes in the industries in which such party participates following the announcement of the transactions contemplated by this Agreement; (E) any attack on or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, any declaration of war by Congress or any other national or international calamity or emergency; (F) compliance with the terms of, or the taking of any action required by, or the failure to take any action prohibited by, this Agreement; (G) the failure of any nonclinical or clinical trial to demonstrate the desired safety and efficacy of any Biologic or Drug; or (H) the denial, delay or limitation of approval of, or taking of any other regulatory action by, the FDA or any other Governmental Entity with respect to any Biologic or Drug; provided, that with respect to clauses (A), (B) and (D) the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on such party; or (ii) prevents the Company or Parent, as applicable, from consummating the Merger and the other transactions contemplated by this Agreement.

“Merger Consideration Spreadsheet” means a schedule, prepared by the Company, and dated as of the Closing Date, setting forth the number of shares of Parent Common Stock to be received by each Company Securityholder pursuant to Section 2.1, and, as applicable, any updated schedule prepared and delivered in accordance with Section 2.8.

“Parent Common Stock Price” means the volume weighted average of the closing sale prices over the thirty (30) trading day period ending three (3) days prior to the Closing Date.

“Parent Notes” means those certain debt securities to be issued by Parent in the aggregate principal amount of up to One Million Dollars ($1,000,000.00).

“Parent Total Fully Diluted Shares” means, as of immediately prior to the Effective Time, the sum of (i) the number of shares of Parent Common Stock outstanding (whether or not subject to any restrictions or right of repurchase in favor of Parent) and (ii) the number of shares of Parent Common Stock issuable upon the conversion of the Series B Preferred Stock outstanding, as of immediately prior to the Effective Time, in accordance with the terms of the Parent Certificate.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Post-Closing Parent Shares” means, at any given time following the Effective Time, the number of shares of Parent Common Stock issued upon the exercise, conversion or exchange of any Parent Options or Parent Warrants outstanding immediately prior to the Effective Time, excluding any shares of Parent Common Stock issued upon exercise of the Samyang Warrant.

“Samyang Warrant” shall mean that certain warrant, dated as of June 25, 2012, to purchase shares of Parent Common Stock issued by Parent to Samyang Optics Co., Ltd.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Tax Returns” means any report, return (including information return), claim for refund, or declarations or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means (i) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, registration, ad valorem, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental (including taxes under Section 59A of the Code), customs duties, real property, personal property, capital stock, employment, profits, withholding, disability, intangibles, withholding, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing whether disputed or not, (ii) any liability for the payment of amounts referred to in (i) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (iii) any liability for amounts referred to in (i) or (ii) as a result of any obligations to indemnify another person (whether by agreement, applicable law or otherwise) or as a result of being a successor in interest or transferee of another person.

“Total Merger Consideration” means the number of shares obtained by multiplying (x)0.666666667 by (y) the number of Parent Total Fully Diluted Shares and adding 1,333,000 shares to such product.

“Total Merger Consideration Value” means the dollar amount obtained by multiplying (x) the Total Merger Consideration by (y) the Parent Common Stock Price.

8.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Term	Section
9% Preferred Stock	Section 3.3(a)

Agreement	Preamble

Agreement Date	Preamble

Appraisal Shares	Section 2.3

Biologic	Section 3.17(a)

Certificate of Merger	Section 1.2

Certificates	Section 2.2(b)

Closing	Section 1.2

Closing Date	Section 1.2

Closing Shares	Section 5.13(a)

Code	Recitals

Company	Preamble

Company Benefit Plan	Section 4.10(a)

Company Board	Section 4.4(b)

Company Board Approval	Section 4.4(b)

Company Bridge Notes	Section 2.6

Company By-laws	Section 4.2

Company Certificate	Section 4.2

Company Common Stock	Section 2.1(b)

Company Disclosure Schedule	Article IV

Company Material Contract	Section 4.13

Company Material Intellectual Property	Section 4.16

Company Options	Section 2.4(b)

Company Permits	Section 4.6

Company Securityholders	Section 5.3

Company Securityholder Approval	Section 4.20

Company Securityholder Distribution Approval	Section 4.3(e)

Company Series A Preferred Stock	Section 2.1(a)

Company Stock Option Plans	Section 2.4(b)

Company Stockholder Approval	Section 4.20

Defined Term	Section
Company Unaudited Financial Statements	Section 4.7(b)

Company Warrants	Section 2.5

Confidentiality Agreement	Section 5.4

Consideration Shares	Section 5.13(a)

D&O Indemnified Parties	Section 5.9(a)

D&O Insurance	Section 6.2(g)

Delaware Law	Recitals

Drug	Section 3.17(a)

Effective Time	Section 1.2

Equity Rights Agreement	Section 6.2(b)

Equityholder Representative	Section 2.9

Exchange Agent	Section 2.2(a)

Exchange Fund	Section 2.2(a)

FDA	Section 3.6

FDCA	Section 3.6

Filing Date	Section 5.13(a)

Medical Device	Section 3.17(a)

Merger	Recitals

Merger Sub	Preamble

Parent	Preamble

Parent Benefit Plan	Section 3.10(a)

Parent Board	Section 3.4(b)

Parent Board Approval	Section 3.4(b)

Parent By-laws	Section 3.2

Parent Certificate	Section 3.2

Parent Common Stock	Section 2.1(a)

Parent Disclosure Schedule	Article III

Parent Financial Advisor	Section 3.20

Parent Form 10-K	Section 3.2

Parent Material Contract	Section 3.13

Parent Material Intellectual Property	Section 3.16

Parent Options	Section 3.3(a)

Defined Term	Section
Parent Permits	Section 3.6

Parent Preferred Stock	Section 3.3(a)

Parent SEC Filings	Section 3.7(a)

Parent Warrants	Section 3.3(a)

Recipients	Section 5.13(b)

Registration Period	Section 5.13(b)

Registration Statement	Section 5.13(a)

Representatives	Section 5.4

Restricted Share	Section 2.4(a)

Rule 144	Section 5.13(b)

Section 16	Section 5.8

Series A Junior Participating Preferred Stock	Section 3.3(a)

Series B Preferred Stock	Section 3.3(a)

Surviving Corporation	Recitals

8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.7 Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedule and Parent Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than (a) as specifically provided in Section 5.9 and (b) the rights of the Company Securityholders and their respective heirs and representatives to receive the merger consideration specified in Article II and to enforce, and have any Equityholder Representative enforce, their rights with respect to Parent’s obligations under Section 5.13.

8.10 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

8.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

8.12 Disclosure. The provision of monetary or other quantitative thresholds for disclosure by any party (whether in that party’s disclosure schedule or otherwise) does not and shall not be deemed to create or imply a standard of materiality hereunder.

8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.14 Other Remedies; Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CORTEX PHARMACEUTICALS, INC.

By:	/s/ Mark Varney
Name:	Mark Varney
Title:	President and Chief Executive Officer

PIER ACQUISITION CORP.

By:	/s/ Mark Varney
Name:	Mark Varney
Title:	President

PIER PHARMACEUTICALS, INC.

By:	/s/ Peter Letendre
Name:	Peter Letendre
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

DIRECTORS OF PARENT

Charles J. Casamento – Chairman of the Board of Directors

M. Ross Johnson, Ph.D. – Chairman of the Nominating and Governance Committee

John F. Benedik

Mark A. Varney

Kathryn B. Hyer

David W. Carley, Ph.D.

Peter W. Letendre, Pharm.D.

Moogak Hwang, Ph.D.

EXHIBIT A

FORM OF CERTIFICATE OF INCORPORATION

EXHIBIT B

FORM OF BYLAWS